Exhibit 99

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form 10SB of Swinging Pig Productions, Inc, of our report dated May 23, 2007 on our audit of the financial statements of Swinging Pig Productions, Inc as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows through December 31, 2006 and 2005 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
December 10, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501

E-23